Exhibit 99.1

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News Release

Media Contact:	Christopher Garland (908) 423-3461	Investor Contact:	Graeme Bell (908) 423-5185

Harry Jacobson, M.D., Elected to Merck Board of Directors

WHITEHOUSE STATION, N.J., Dec. 17, 2007 – Merck & Co., Inc. today announced that Harry Jacobson, M.D., Vice Chancellor for Health Affairs at Vanderbilt University, will join the Company’s Board of Directors effective Dec. 18. Dr. Jacobson, 60, will be one of 12 outside directors on the 13-member Board. He will stand for election by the Company’s stockholders in April 2008.

Dr. Jacobson joined the faculty at the University of Texas Southwestern Medical School in Dallas in 1978 after completing two years of active duty in the U.S. Army as Chief of Nephrology at the U.S. Army Institute of Surgical Research at Brooke Army Medical Center. He joined the Vanderbilt Medical School faculty in 1985 as Professor of Medicine and Director of the Division of Nephrology and in 1997 became Vice Chancellor for Health Affairs. As part of his current role, Dr. Jacobson serves as Chief Executive Officer of Vanderbilt University Medical Center.

He is a member of the American Society for Clinical Investigation, the Association of American Physicians, and the Society of Medical Administrators. Dr. Jacobson is a member of the prestigious Institute of Medicine and also participates on the Board of Directors of the Nashville Health Care Council, the Middle Tennessee Council of the Boy Scouts of America, Ingram Industries and Kinetic Concepts Incorporated.

Dr. Jacobson earned his M.D. degree from the University of Illinois.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck currently discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

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